UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 7, 2023
Date of Report (date of earliest event reported)
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BUNGE LIMITED
(Exact name of registrant as specified in its charter)
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Bermuda (State or other jurisdiction of incorporation or organization)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification Number)
1391 Timberlake Manor Parkway Chesterfield, MO 63017
(Address of principal executive offices and zip code)
(314) 292-2000
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $0.01 par value per share	BG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into Material Definitive Agreements

On July 7, 2023, Bunge Limited Finance Corp. (“BLFC”), a wholly owned subsidiary of Bunge Limited (“Bunge”), amended and restated an unsecured Credit Agreement (the “Credit Agreement”) entered into among BLFC, as borrower, CoBank, ACB, as administrative agent and lead arranger, and certain lenders party thereto from time to time (the “Lenders”). The Credit Agreement includes a U.S. $865,000,000 revolving credit facility (the “Revolving Loan Facility”) that will mature on October 29, 2026, a U.S. $250,000,000 term loan facility (the “Term Loan I”) that will mature on October 29, 2028, a U.S. $250,000,000 term loan facility (the “Term Loan II”) that will mature on August 5, 2027, and a U.S. $300,000,000 delayed draw term loan facility (the “Term Loan III”) that BLFC may draw substantially concurrently with the closing of the merger under the Business Combination Agreement, dated June 13, 2023, among Viterra Limited, Bunge Limited, Danelo Limited, CPPIB Monroe Canada, Inc., Venus Investment Limited Partnership and Ocarian Limited that, if drawn, will mature on July 7, 2028. The Credit Agreement amends and restates the existing $1,365,000,000 Credit Agreement, dated as of June 21, 2023, among BLFC, as borrower, CoBank, ACB, as administrative agent and lead arranger, and certain lenders party thereto from time to time. BLFC may use proceeds from future borrowings under the Credit Agreement for general corporate purposes.

Borrowings under the Revolving Loan Facility will bear interest, at BLFC’s option, at the daily simple or term secured overnight financing rate (“SOFR”) plus a 0.10% SOFR Adjustment and the Applicable Margin (defined below). Borrowings under the Term Loan I, Term Loan II and Term Loan III will bear interest at daily simple SOFR plus a 0.10% SOFR Adjustment and the Applicable Margin (defined below). The margin applicable to a SOFR borrowing (the “Applicable Margin”) will (i) vary between 1.000% and 1.625% for the Revolving Loan Facility, (ii) vary between 1.100% and 1.725% for the Term Loan I, (iii) vary between 0.900% and 1.525% for the Term Loan II, and (iv) vary between 1.000% and 1.625% for the Term Loan III and be based on the higher of the senior long-term unsecured debt rating that Moody’s and S&P provides of (a) prior to the completion of the redomestication from Bermuda to Switzerland announced on December 21, 2022, which remains subject to the approval of Bunge’s shareholders (upon receipt of such shareholder approval, the “Redomestication”), of Bunge, and on and after the completion of the Redomestication, of Bunge Global SA (“Bunge Global”) or (b) if Moody’s or S&P does not provide such a rating of Bunge or Bunge Global, as applicable, then of BLFC (the “Rating Level”). Amounts under the Credit Agreement that remain undrawn are subject to a commitment fee payable quarterly based on the average undrawn portion of the Credit Agreement at rates ranging from 0.090% to 0.225%, varying based on the Rating Level.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including certain limitations on the ability of BLFC to, among other things, incur liens, incur indebtedness or engage in mergers, consolidations, amalgamations or joint ventures, and customary events of default.

The obligations of BLFC under the Credit Agreement are guaranteed by Bunge, as existing guarantor, and will be guaranteed by Bunge Global, as successor guarantor, effective automatically at the completion of the Redomestication. The guaranty, among other customary covenants, requires Bunge to maintain a minimum total consolidated current assets to adjusted total consolidated current liabilities ratio, a maximum consolidated adjusted net debt to consolidated adjusted capitalization ratio and a maximum secured indebtedness to tangible assets ratio.

From time to time, certain of the Lenders under the Credit Agreement and/or their affiliates provide financial services to Bunge, Bunge Global, BLFC and other subsidiaries of Bunge.

The foregoing descriptions of the Credit Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the full text of those documents included as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 9.01 - Financial Statements and Exhibits
(d):     Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated July 7, 2023, among Bunge Limited Finance Corp., as Borrower, CoBank ACB, as Administrative Agent and Lead Arranger and certain lenders party thereto
10.2	Guaranty, dated July 7, 2023, related to the Credit Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2023

BUNGE LIMITED

By:	/s/Lisa Ware-Alexander
Name:	Lisa Ware-Alexander
Title:	Secretary